Exhibit 10.7

MASTER LOAN AND SECURITY AGREEMENT

dated as of May 2, 2003,

by and between

NATIONAL CITY BANK

and

OXFORD FINANCE CORPORATION

(i)

3.5	Payment of Liabilities and Taxes	15
3.6	Contractual Obligations	15
3.7	Maintenance of Properties	15
3.8	Insurance	16
3.9	Inspection	17
3.10	Collection of Loan Receivables	17
3.11	Loan Undertakings	17
3.12	Accounting Methods and Financial Records	17
3.13	Further Assurances	17
3.14	Environmental Laws	18
3.15	Compliance with ERISA	18
3.16	Notice	19
3.17	Collections	19
3.18	Use of Proceeds	19
3.19	Eligible Loan Documents	20
3.20	Business Checking Account	20
SECTION 4. NEGATIVE COVENANTS		20
4.1	Financial Covenants	20
4.2	Liens	20
4.3	Mergers, Acquisitions, Etc	20
4.4	Investments	20
4.5	Sale of Assets and Liquidation	20
4.6	Change of Control	20
4.7	Change of Business	21
4.8	Change of Name, Location, Etc	21
4.9	Certain Accounting Changes; Organizational Documents	21
4.10	Amendments	21
4.11	ERISA	21
SECTION 5. DEFAULT		21
5.1	Payment of Obligations	21
5.2	Perform, etc. Certain Provisions of this Agreement	21
5.3	Perform, etc. Other Provisions of this Agreement	22
5.4	Representations and Warranties	22
5.5	Default under Other Financing Documents	22
5.6	Liquidation, Termination, Dissolution, etc	22
5.7	Default under Other Indebtedness	22
5.8	Attachment	23
5.9	Judgments	23
5.10	Inability to Pay Debts, etc	23
5.11	Bankruptcy	23
5.12	Receiver, etc	23
5.13	Financial Condition	23
5.14	Default; Security Interest	23
5.15	Change of Control	23
5.16	Insecure	23
5.17	Prospect of Payment	23

(ii)

SECTION 6. RIGHTS AND REMEDIES		24
6.1	Rights and Remedies	24
6.2	Default Rate	26
6.3	Liens, Set-Off	26
6.4	Enforcement Costs	27
6.5	Application of Proceeds	27
6.6	Remedies, etc. Cumulative	27
6.7	No Waiver, Etc	27
SECTION 7. MISCELLANEOUS		28
7.1	Course of Dealing; Amendment	28
7.2	Waiver of Default	28
7.3	Notices	28
7.4	Right to Perform	29
7.5	Fee; Costs and Expenses	29
7.6	Consent to Jurisdiction	30
7.7	Assignment and Participations	30
7.8	Definitions; Certain Definitional Provisions	31
7.9	Entire Agreement; Severability	37
7.10	Confession of Judgment	37
7.11	Survival	38
7.12	Successors and Assigns	38
7.13	Applicable Law	38
7.14	Time of Essence	38
7.15	Duplicate Originals and Counterparts	38
7.16	Headings	38

EXHIBITS

A.	Advance Request
B.	Form of Promissory Note
C.	Notice of Assignment
D.	Form of Borrowing Base Certificate
E.	Form of Allonge to Promissory Notes

SCHEDULES

2.4(a)	Stockholders
2.4(b)	Senior Management
2.8	List of Other Locations
2.16	List of Plans
2.25	List of Prepaid Amounts Under Eligible Loan
4.4	Permitted Investments

(iii)

MASTER LOAN AND SECURITY AGREEMENT

     THIS MASTER LOAN AND SECURITY AGREEMENT (this “Agreement”) is made as of the 2nd day of May, 2003, by and between NATIONAL CITY BANK, its successors and assigns (the “Bank”), and OXFORD FINANCE CORPORATION, its successors and permitted assigns (“Borrower”).

     Borrower has heretofore entered into, or hereafter will enter into, certain Master Loan and Security Agreements with the borrowers specified therein and receive certain promissory notes executed by such borrowers, pursuant to which Borrower has made, or hereafter will make, loans to such borrowers, secured by the collateral specified therein.

     From time to time, Borrower may request that the Bank lend to Borrower certain sums on the terms and conditions specified herein. The Bank may consider such requests on the terms and conditions specified herein.

     NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants set forth herein, the parties hereto, intending to be legally bound, hereby agree as follows:

SECTION 1. GENERAL PROVISIONS.

     1.1     Defined Terms. Capitalized terms not otherwise defined herein, shall have the meanings given to such terms in Section 7.8 hereof.

     1.2     Guidance Line of Credit. From time to time, Borrower may request that the Bank lend to Borrower certain sums (not to exceed $10,000,000 at any time outstanding) on the terms and conditions set forth herein, by submitting a written request therefor in substantially the form attached hereto as Exhibit A (an “Advance Request”). Upon receipt of an Advance Request, the Bank shall consider such request and, subject to the Bank’s internal review process, the Bank may, at its sole discretion, approve such request. The availability of this guidance line of credit shall expire on the earlier of (i) September 30, 2003 and (ii) the six month anniversary of the Closing Date, unless expressly extended in writing by the Bank. Advances may be borrowed, repaid, and reborrowed from time to time during the availability period subject to the Borrowing Base requirements of Section 1.3 and the voluntary repayment requirements of Section 1.8.

     1.3     Advances.

               (a)     Each advance hereunder is referred to as an “Advance” and all Advances hereunder are collectively referred to as the “Loan.” The maximum Advance made hereunder with respect to each Eligible Loan shall be calculated as fifty percent (50%) of the outstanding principal amount of such Eligible Loan, not to exceed $3,000,000 per Eligible Loan Obligor.

               (b)     The maximum aggregate amount of the Loan at any one time shall not exceed the lesser of (i) $10,000,000 or (ii) the Borrowing Base, as set forth in the then applicable Borrowing Base Certificate delivered to the Bank pursuant to Section 1.10(b) or Section 3.2 hereof, as the case may be.

               (c)     The obligation to repay the Loan hereunder shall be evidenced by a

Promissory Note payable by Borrower to the order of the Bank in substantially the form attached hereto as Exhibit A (the “Promissory Note”).

     1.4     Interest Rate.

               (a)     Each Advance shall bear interest on the unpaid principal balance thereof from the funding date to maturity (whether by acceleration, stated maturity, or otherwise) at either (a) the Base Rate or (b) the sum of LIBOR plus 3.25% per annum as selected by Borrower in the Advance Request for such Advance. Interest shall be computed on the basis of a three hundred sixty (360) day year consisting of twelve (12) 30-day months.

               (b)     Bank shall, upon Borrower’s request prior to 9:00 a.m., prevailing Philadelphia time on any Request Day, advise Borrower of the then-current LIBOR for loans for one or more LIBOR Periods. Borrower shall then have the right to fix the rate of interest to be charged by Bank during one or more of such LIBOR Periods on any LIBOR Amount (provided that Borrower may not have outstanding at any time more than five LIBOR Amounts). Borrower shall, prior to 12:00 noon (Philadelphia time) on the Request Day, advise Bank (a) whether (and, if so, for what LIBOR Period or Periods) Borrower elects to fix the rate of interest to be charged as aforesaid and (b) the LIBOR Amount with respect to which the rate of interest will so be fixed during the LIBOR Period or Periods. Each LIBOR Period, if any, elected by Borrower shall commence on the second Business Day following the Request Day.

               (c)     If at any time there is any portion of the outstanding principal balance of the Loan that has not been so designated by Borrower as a LIBOR Amount for a LIBOR Period, interest on such portion shall be charged at the Base Rate. Whenever interest is charged at the Base Rate, interest for any day shall be charged on the basis of the Base Rate in effect on such day. All interest payable hereunder shall be calculated on the basis of a 360 day year, but charged for the actual number of days elapsed.

               (d)     If Borrower requests that all or any portion of the principal balance hereof bear interest at the LIBOR, and Bank reasonably determines that, by reason of circumstances affecting the interbank Eurodollar market generally, deposits in U.S. Dollars (in the applicable amounts) are not being offered to banks in the interbank Eurodollar market, then Bank shall forthwith give notice thereof to Borrower, whereupon until Bank notifies Borrower that the circumstances giving rise to such suspension no longer exist, (a) the obligation of Bank to permit any portion of the principal balance of the Loan to bear interest with reference to the LIBOR shall be suspended so long as such circumstances exist, and (b) Borrower shall convert the interest rates on the applicable portions of the principal balance hereof to the Base Rate on the last day of the then current LIBOR Period.

               (e)     If, after the date hereof, the adoption of or any change in Rules, or change in the interpretation or administration thereof, by a governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Bank with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for Bank to make or maintain or fund loans at the LIBOR, the interest rate on the applicable portions of the principal balance hereof shall be deemed to have been converted to the Base Rate on either (i) the last day of the then current LIBOR Period if Bank may lawfully continue to maintain loans at the LIBOR to such day, or (ii) immediately if Bank may not lawfully continue to maintain loans at the LIBOR to such day.

               (f)     If any governmental authority, central bank or other comparable authority shall at any time impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), any tax (including without limitation, any United States interest equalization tax or similar tax however named applicable to the acquisition or holding of debt obligations and any interest or penalties with respect thereto), duty, charge, fee, deduction, withholding special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, Bank, or shall impose on Bank or the interbank Eurodollar market any other condition affecting loans at the LIBOR, and the result of any of the foregoing is to increase the cost to Bank of making or maintaining the interest rate at the LIBOR or to reduce the amount of any sum received or receivable by Bank under the Promissory Note by an amount deemed by Bank to be material, then within five days after demand by Bank, Borrower shall pay to Bank such additional amount or amounts as will compensate Bank for such increased cost or reduction. Bank will promptly notify Borrower of any event of which it has knowledge occurring after the date hereof, which will entitle Bank to compensation pursuant to this Section. A certificate of Bank claiming compensation under this Section and setting forth the additional amount or amounts to be paid to Bank hereunder shall be conclusive in the absence of manifest error.

               (g)     Failure on the part of Bank to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital with respect to any period shall not constitute a waiver of Bank’s right to demand such compensation with respect to such period or any other period. The protection of this Section shall be available to Bank regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, guideline or other change or condition which shall have occurred or been imposed.

     1.5     Loan Payments.

               (a)     Each Advance shall be payable in consecutive monthly installments of principal plus interest in an amount equal to fifty percent (50%) of the monthly amount due from the Eligible Loan Obligor under the applicable Eligible Loan (whether such amount has been received by Oxford from such Eligible Loan Obligor) over a period coterminous with the then remaining term of the Eligible Loan with respect to which such Advance is made. Payment shall be made in arrears on the fifteenth day of the month for each month during the term of the Advance.

               (b)     Whenever any payment to be made by the Borrower under the provisions of this Agreement is due on a day which is not a Business Day (as hereinafter defined), the due date thereof shall be extended to the next succeeding Business Day and, in the case of any payment which bears interest, such extension of time shall be included in computing interest on such payment.

               (c)     All payments and prepayments of the unpaid balance of the principal amount of the Promissory Note, interest thereon, Bank’s costs, fees, and any other amounts payable hereunder or thereunder shall be paid without set-off or counterclaim in lawful money of the United States of America in immediately available funds during regular business hours of the

Bank at: National City Bank, One South Broad Street, 1345 Chestnut Street, 13th Floor, Philadelphia, Pennsylvania 19107, or at such other place as the Bank or any other holder of the Promissory Note may at any time or from time to time designate in writing to the Borrower.

     1.6     Late Charges. If the Borrower fails to make any payment of principal, interest, prepayments, fees or any other amount becoming due pursuant to the provisions of this Agreement, within five (5) days of the date due and payable, the Borrower shall pay to the Bank a late charge equal to five (5) percent of the amount of such payment. Such five (5) day period shall not be construed in any way to extend the due date of any such payment. Late charges are imposed for the purpose of defraying the Bank’s expenses incident to the handling of delinquent payments, and are in addition to, and not in lieu of, the exercise by the Bank of any rights and remedies hereunder or under applicable laws and any fees and expenses of any agents or attorneys which the Bank may employ upon Default.

     1.7     Required Prepayments. The Borrower shall prepay the applicable Advance as and to the extent that the Eligible Loan with respect to which such Advance was made ceases to be an Eligible Loan. Notwithstanding the foregoing, in lieu of such prepayment, Borrower may provide to the Bank additional Eligible Loans requiring payment of installments in such number and amount as may be satisfactory to the Bank.

     1.8     Voluntary Prepayments.

               (a)     Notice; Application of Payments. Within the limitations set forth herein and subject to the provisions of this Agreement, the Borrower may repay the Loan at any time in whole or in part from time to time without premium or penalty, and any such repayment need not be accompanied by payment of interest on the amount repaid except that any repayment of the Loan which constitutes a final payment of the entire principal balance of the Loan shall be accompanied by payment of all interest thereon accrued through the date of repayment. Borrower shall provide not less than five (5) Business Days’ prior written notice to the Bank of any proposed repayment of the Loan, in whole or in part. Unless the Borrower requests otherwise, such repayments shall be applied first to accrued and unpaid interest on the principal amount to be repaid and then to the unpaid balance of the principal amount in the inverse order of maturity.

               (b)     Prepayment Premiums for LIBOR Amounts. LIBOR Amounts may be prepaid prior to the expiration date of the LIBOR Period applicable thereto only upon payment to Bank of a prepayment premium determined as follows: (i) on the prepayment date, the remaining payments of principal and interest that would otherwise have become payable at the expiration of the LIBOR Period pertaining to the principal being prepaid shall be discounted to a present value at a rate per annum equal to the “Prepayment Yield to Maturity”, as hereinafter defined, plus any costs for reserves or assessments or for reinvesting the amount being prepaid, and if such discounted value shall exceed the unpaid principal amount being prepaid, then the prepayment premium shall be an amount equal to such excess; otherwise no prepayment premium shall be payable; (ii) the “Prepayment Yield to Maturity” shall mean the yield to maturity of the debt obligation of the United States Treasury (excluding those commonly known as “Flower Bonds”) maturing nearest in time to the expiration of the relevant LIBOR Period. The maturity date and yield to maturity of such United States Treasury obligation shall be determined on the basis of quotations published in the Wall Street Journal on the prepayment date. If there shall be more than one such debt obligation of the United States Treasury maturing nearest in time to the expiration of the relevant LIBOR Period, the Prepayment Yield to Maturity shall be the arithmetic average of the yields to maturity of all such obligations.

     1.9     Collateral.

               (a)     In order to secure the full and punctual payment of the Obligations in accordance with the terms thereof, and to secure the performance of this Agreement and the other Financing Documents, both now in existence and hereafter created (as the same may be renewed, extended or modified), the Borrower hereby pledges and assigns to the Bank, and grants to the Bank a continuing lien on and security interest in and to all of the following property of the Borrower, both now owned and existing and hereafter created, acquired and arising and regardless of where located (all such property being herein called the “Collateral”): (i) all of the Borrower’s Loan Receivables relating to each Eligible Loan for which an Advance has been made; (ii) all of the Borrower’s interest in and to the assets now or hereafter securing the Eligible Loan which shall be specified as Collateral on the applicable Advance Request, together with all embedded software, additions, parts, accessories, attachments, and accessions now and hereafter affixed thereto and/or used in connection therewith, and all replacements thereof and substitutions therefor as are now or hereafter subject to any Eligible Loan Documents whether or not specified as Collateral on the applicable Advance Request; (iii) all right, title and interest (including, without limitation, any security interest) of the Borrower in and to the Eligible Loan Documents which shall be specified as Collateral on the applicable Advance Request; (iv) all equipment, inventory and goods purchased or leased with the proceeds of the Eligible Loans; (v) all warrants and other equity interests received by the Borrower in connection with each Eligible Loan, which shall be more fully described on the applicable Advance Request, and the capital stock and other equity interests issuable upon the exercise thereof, including without limitation, all additions, exchanges, replacements, substitutions, and the proceeds thereof together with all rights of Borrower in and to any distribution or issuance of additional shares of the issuer, whether by stock dividend, stock split, recapitalization or otherwise (collectively, the “Pledged Securities“), and any certificate representing any Pledged Securities (each a “Certificate“); (vi) all of the Borrower’s books and records pertaining to any of the Collateral described in clauses (i), (ii), (iii), (iv) and (v) immediately above; and (vii) all cash and noncash proceeds of the Collateral described in clauses (i), (ii), (iii), (iv), (v) and (vi) immediately above, including, without limitation, all cash and noncash proceeds deposited in any deposit account, all chattel paper, instruments, inventory, equipment, general intangibles and goods (as such terms are defined by the UCC) or other property purchased or acquired with cash or noncash proceeds of such Collateral and all securities entitlements with respect to any Pledged Securities now or hereafter deposited into any securities account.

               (b)     Notwithstanding the assignment of and grant of security interest in Eligible Loan Documents specified as Collateral on an Advance Request, no obligations (including, without limitation, the obligation to collect the installments payable thereunder) of the Borrower under any such Eligible Loan Documents are assigned to or assumed by the Bank, and the Borrower acknowledges that it is and shall continue to be responsible for such obligations.

               (c)     The Borrower shall deposit the original signature Eligible Loan Documents and any Certificates or other writings representing Pledged Securities into the possession of Bank through its agent, Riggs Bank, N.A., pursuant to the terms of the Custodial Agreement. Borrower shall endorse, by means of a detachable allonge in the form attached hereto as Exhibit E, all promissory notes which are Eligible Loan Documents to the order of Bank, and shall assign all financing statements with respect to Eligible Loans to the Bank. Borrower may not dispose of or further encumber any of the Collateral without the prior written consent of the Bank, notwithstanding that proceeds thereof constitute a part of the Collateral hereunder. The Borrower agrees that, with respect to the Collateral, the Bank shall have all of the rights and remedies of a secured party under the UCC. The Borrower hereby authorizes the Bank to (i) file UCC financing statements describing the Collateral and (ii) take such other action the Bank may deem necessary to perfect its lien on and security interest in and to the Collateral.

     1.10     Closing Requirements and the Initial Advance.

               (a)     The obligation of the Bank to make an initial Advance hereunder is, at the Bank’s option, subject to the satisfaction or written waiver, on or before the Closing Date, of the following conditions:

                         (i)     Executed Financing Documents. This Agreement, the Promissory Note, together with any other applicable Financing Documents, shall have been duly authorized, executed and delivered to the Bank by Borrower, shall be in full force and effect and no Default or Event of Default shall exist thereunder, and Borrower shall have delivered original counterparts thereof to Lender.

                         (ii)     Closing Certificates; etc.

                                   (A)     Officer’s Certificate of Borrower. The Bank shall have received a certificate from a Responsible Officer, in form and substance satisfactory to the Bank, to the effect that all representations and warranties of Borrower contained in this Agreement and the other Financing Documents are true, correct and complete; that Borrower is not in violation of any of the covenants contained in this Agreement and the other Financing Documents; that, after giving effect to the transactions contemplated by this Agreement, no Default or Event of Default has occurred and is continuing; that Borrower has satisfied each of the closing conditions; and that the Borrower has elected to be regulated as a Business Development Company (as defined under Section 2(a)(48) of the Investment Company Act of 1940, as amended).

                                   (B)     Certificate of Secretary of Borrower. The Bank shall have received a certificate of the secretary or assistant secretary of Borrower certifying as to the incumbency and genuineness of the signature of each officer of Borrower executing Financing Documents and certifying that attached thereto is a true, correct and complete copy of (1) the Articles of Incorporation and all amendments thereto, certified as of a recent date by the Secretary of State of the State of Maryland, (2) the Bylaws of the Borrower as in effect on the date of such certifications, (3) resolutions duly adopted by the Board of Directors of the Borrower authorizing the borrowings contemplated hereunder and the execution, delivery and performance of this Agreement and the other Financing Documents.

                                   (C)     Certificates of Good Standing. The Bank shall have received long-form certificates as of a recent date of the good standing of Borrower under the laws of its jurisdiction of organization and, to the extent requested by the Bank, each other jurisdiction where Borrower is qualified to do business and a certificate of the relevant taxing authorities of such jurisdictions certifying that Borrower has filed required tax returns and owes no delinquent taxes.

                                   (D)     Opinion of Counsel. The Bank shall have received a favorable opinion of counsel to Borrower addressed to the Bank with respect to Borrower, the Financing Documents and such other matters as the Bank shall request.

                         (iii)    Collateral.

                                   (A)     Filings and Recordings. All filings and recordations that are necessary to perfect the security interests of the Bank in the Collateral shall have been received by the Bank and shall have received evidence satisfactory to the Bank that upon such filings and recordations such security interests constitute valid and perfected first priority liens therein.

                                   (B)     Lien Search. Lender shall have received the results of a lien search (including a search as to judgments, pending litigation and tax matters) made against Borrower under the UCC (or applicable judicial docket) as in effect in any state in which any of its assets are located or in which Borrower conducts any business, indicating among other things that its assets are free and clear of any lien on assets of Borrower that constitute Collateral.

                                   (C)     Hazard and Liability Insurance. The Bank shall have received certificates of insurance, evidence of payment of all insurance premiums for the current policy year of each, and, if requested by the Bank, copies (certified by a Responsible Officer) of insurance policies in form and substance reasonably satisfactory to the Bank.

                         (iv)     Consents, Defaults.

                                   (A)     Governmental and Third Party Approvals. The Borrower shall have obtained all necessary approvals, authorizations and consents of any Person with respect to the transactions contemplated by this Agreement and the other Financing Documents.

                                   (B)     No Injunction, No Material Adverse Change. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any governmental authority to enjoin, restrain, or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of this Agreement or the other Financing Documents or the consummation of the transactions contemplated hereby or thereby, or which, in the Bank’s sole discretion, would make it inadvisable to consummate the transactions contemplated by this Agreement and such other Financing Documents. Since December 31, 2002, there shall not have been a material adverse change in the properties, business, operations, or condition (financial or otherwise) of the Borrower and no event shall have occurred and no condition shall have arisen that could have a material adverse effect on the properties, business operations, or condition (financial or otherwise) of the Borrower or the ability of the Borrower to perform its obligations under the Financing Documents (a “Material Adverse Effect”).

                                   (C)     No Event of Default. No Default or Event of Default shall have occurred and be continuing.

                         (v)     Financial Matters.

                                   (A)     Financial Statements. The Bank shall have received an audited balance sheet dated as of December 31, 2002, and related statements of income, shareholders’ equity and changes in cash flows of Borrower, all in form and substance satisfactory to the Bank and prepared in accordance with generally accepted accounting principles consistently applied (“GAAP”).

                                   (B)     Payment of Fees. Borrower shall have paid to the Bank the loan facility fee set forth in Section 7.5 hereof.

                         (vi)     Other Documents. Borrower shall deliver to the Bank on the Closing Date such other documents, agreements, waivers and other items reasonably requested by the Bank. All opinions, certificates and other instruments and all proceedings in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to the Bank. The Bank shall have received copies of all other documents, certificates and instruments reasonably requested thereby, with respect to the transactions contemplated by this Agreement.

               (b)     On or before each date on which the Bank makes an Advance hereunder, including, without limitation, the Closing Date, the Borrower shall cause to be done or provided to the Bank, as the case may be, the following: (1) a duly completed and signed Advance Request and Borrowing Base Certificate not less than three (3) Business Days before the date on which the Advance is to be made; (2) a certificate executed by a Responsible Officer, certifying that: (i) the representations and warranties of the Borrower contained herein remain true and correct as of such date; (ii) no Event of Default or Default has then occurred hereunder; (iii) there has not been a material adverse change in the properties, business, operations, or condition (financial or otherwise) of the Borrower and no event has occurred and no condition has arisen that could have a Material Adverse Effect, and (iv) no default or event which, with the giving of notice, or the lapse of time, or both, would become a default thereunder, has then occurred with respect to the Eligible Loan to which such Advance relates; (3) a Notice of Assignment, in the form of Exhibit C attached hereto, with respect to the Eligible Loan (each, a “Notice of Assignment”); (4) the original Eligible Loan Documents (including, without limitation, the promissory note endorsed by the Borrower to the order of the Bank) comprising the Eligible Loan to which such Advance relates and any Pledged Securities received by Borrower in connection therewith shall be deposited with the Custodian as agent for the Bank; (5) with respect to any letter of credit which constitutes a portion of the Collateral, the Borrower shall cause to be executed and delivered an assignment of proceeds of such letter of credit in favor of the Bank as collateral security hereunder; (6) a Hedging Agreement, in form satisfactory to the Bank, executed and delivered in connection with hedging 50% of the Borrower’s interest rate exposure on the Advance; and (7) such documents shall have been delivered, and such filings shall have been made and other actions taken, as reasonably may be required by the Bank and its counsel to perfect a valid, first priority security interest granted by the Borrower to the Bank with respect to the Collateral securing such Advance.

SECTION 2. REPRESENTATIONS AND WARRANTIES.

     The Borrower represents and warrants to the Bank that the following statements are true, correct and complete as of the date hereof and as of the date on which each Advance is made hereunder:

     2.1     Organization; Power; Qualification. The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and has the power and authority to own its properties and to carry on its business as now being and hereafter proposed to be conducted. The Borrower is duly qualified to do business in the Commonwealth of Virginia and all other states where the Borrower conducts business, except where the failure to qualify could not have a Material Adverse Effect. The jurisdictions in which the Borrower is qualified to business as of the Closing Date are set forth on Schedule 2.1 attached hereto.

     2.2     Authorization. The Borrower has the full power and authority to execute, deliver and perform this Agreement and the other Financing Documents to which the Borrower is a party. Neither such execution, delivery and performance, nor compliance by the Borrower with the provisions of this Agreement and of the other Financing Documents to which the Borrower is a party (i) will conflict with or result in a breach or violation of the Borrower’s Articles of Incorporation or By-laws or any judgment, order, regulation, ruling or law to which the Borrower is subject or any indenture, agreement or other instrument to which the Borrower is a party or to which any of the Borrower’s assets and properties is subject, or constitute a default thereunder or (ii) result in or require the creation or imposition of any lien upon or with respect to any Collateral other than liens arising under the Financing Documents. The execution, delivery and performance of this Agreement and all other Financing Documents to which the Borrower is a party have been duly authorized and approved by all necessary corporate action by the Borrower and do not require the consent or approval of, the giving of notice to, the registration with, or the taking of any other action in respect of, any Federal, state or foreign governmental authority or agency, except as contemplated herein. This Agreement and all other Financing Documents to which the Borrower is a party constitute (or, upon execution, will constitute) the legal, valid and binding obligations of the Borrower enforceable in accordance with their terms except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and the availability of equitable remedies.

     2.3     Litigation. There are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened against or in any way relating adversely to or affecting the Borrower which could have a Material Adverse Effect.

     2.4     Ownership; Management and Subsidiaries; etc..

               (a)     The authorized capital stock of the Borrower consists of (i) 40,000,000 shares of the Borrower’s common stock, of which 5,200,000 shares are issued and outstanding and (ii) 10,000,000 shares of the Borrower’s preferred stock, none of which are issued and outstanding. The name of each record and beneficial owner of shares of common stock and the number of shares owned by each record and beneficial owner are set forth on Schedule 2.4(a) attached hereto.

               (b)     The name of each executive officer of the Borrower that is employed in a Senior Management position and the office held by such executive officer is set forth on Schedule 2.4(b) attached hereto.

               (c)     The Borrower does not directly or indirectly own or control securities or other ownership interests in any corporation, partnership, association, organization or other business entity representing more than fifty percent (50%) of the equity ownership or the ordinary voting power thereof.

     2.5     Financial Condition. The Borrower has heretofore furnished to the Bank an audited balance sheet dated as of December 31, 2002, and related statements of income, shareholders’ equity and changes in cash flows. Such financial statements and all other financial statements and information furnished or to be furnished to the Bank hereunder have been and will be prepared in accordance with GAAP and fairly present the financial condition of the Borrower as of the dates thereof and the results of the Borrower’s operations for the periods covered thereby. No material adverse change in the business, financial condition, prospects or operations of the Borrower has occurred since the date of such financial statements. The Borrower has no indebtedness or liabilities other than that reflected on such financial statements or expressly permitted by the provisions of this Agreement.

     2.6     Taxes. The Borrower has filed or caused to be filed all federal, state and local income, excise, property and other tax returns which are required to be filed and has paid all federal, sate, local and other taxes, assessments and governmental charges or levies upon it and its property, income, profits and assets as shown on such returns or assessments received by the Borrower (including, without limitation, all FICA payments and withholding taxes, if appropriate), except for such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided. No governmental authority has asserted any lien or other claim against the Borrower with respect to unpaid taxes which has not been discharged or resolved. The charges, accruals and reserves on the books of the Borrower in respect of federal, state, local and other taxes for all fiscal years and portions thereof since the organization of the Borrower are in the judgment of the Borrower adequate, and the Borrower does not anticipate any additional taxes or assessments for any of such years.

     2.7     Title to Properties and Collateral. The Borrower has good title to all of its properties, including, without limitation, the Eligible Loan Documents and Pledged Securities and has a first priority perfected security interest in, and lien on, all of the Collateral, subject to no liens, security interests or other encumbrances or interests except for those of the Bank and the interest of the borrowers of Eligible Loans. Upon the last to occur of: (a) the making of the Advance by the Bank to the Borrower relating to an Eligible Loan, (b) delivery of the original Eligible Loan Documents and any Certificates or other writings representing the Pledged Securities relating to such Eligible Loan, and (c) filing in the office of the State Department of Assessments and Taxation of Maryland of UCC financing statements naming the Borrower, as debtor, and the Bank, as secured party, and describing the Collateral relating to such Advance, the Bank will have a valid, perfected first priority security interest in the Collateral.

     2.8     Borrower’s Name, Business Locations, etc. The correct legal name of the Borrower is that specified on the signature page of this Agreement. Within twelve (12) years previous to the date hereof, the Borrower has not changed its legal name, been the surviving corporation in a merger or changed the location of its chief executive office other than within Alexandria, Virginia. The Borrower does not do business under any trade or fictitious names. The chief executive office of the Borrower and the place where its records concerning Eligible Loans, Loan Receivables and other Collateral are kept is 133 North Fairfax Street, Alexandria, Virginia 22314. Each other location at which the Borrower conducts business or keeps any of the Collateral is listed on Schedule 2.8 attached hereto. The Organizational Number of the Borrower is D06508667.

     2.9     Compliance with Laws. The Borrower is not in violation of any applicable federal, state or local law, statute, rule, regulation or ordinance, except for violations that could not have a Material Adverse Effect, and has not received any notice nor is the subject of any investigation to the effect that the Borrower’s operations are not in material compliance with any such law, statute, rule, regulation or ordinance, including, without limitation, applicable environmental, health and safety laws and regulations.

     2.10     Burdensome Provisions. The Borrower is not a party to any indenture, agreement, lease or other instrument, or subject to any corporate, partnership, governmental or regulatory restriction, which is so unusual or burdensome as in the foreseeable future could have a Material Adverse Effect. The Borrower does not presently anticipate that future expenditures needed to meet the provisions of any statutes, orders, rules or regulations of a governmental authority will be so burdensome as to have a Material Adverse Effect.

     2.11     Solvency. As of the Closing Date and after giving effect to each Advance made hereunder, the Borrower will be Solvent.

     2.12     Material Agreements. The Borrower is not in default or breach in the performance, observance or fulfillment of any of the terms, conditions or provisions of any instrument, agreement or document to which the Borrower is a party (including, without limitation, any instrument or agreement evidencing or made in connection with any indebtedness or liabilities) which default or breach could have a Material Adverse Effect.

     2.13     Absence of Defaults. No Default or Event of Default has occurred and is continuing.

     2.14     Liens. None of the Collateral is subject to any lien, except liens of the Bank. No financing statement under the UCC of any state which names the Borrower as debtor and which has not been terminated, has been filed in any state or other jurisdiction and the Borrower has not signed any such financing statement or any security agreement authorizing any secured party thereunder to file any such financing statement, except to perfect those liens of the Bank.

     2.15     Federal Reserve Board Regulations. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System of the United States (the “Board”) and no part of the proceeds of the Loans will be used for any purpose which entails a violation of Regulations U, G, T or X of the Board.

     2.16     ERISA. Schedule 2.16 attached hereto contains a true and complete list of each pension, employee benefit, multi-employer, profit sharing, savings, stock bonus, 401(k) or other deferred compensation plan (“Plan”) subject to the requirements of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which is now or previously has been sponsored or maintained by the Borrower, or to which the Borrower has made contributions or is required to make contributions. The Borrower satisfied all termination and distribution requirements of the PBGC (as hereinafter defined) with respect to any Plan terminated by the Borrower prior to the date hereof. No lien exists against the Borrower in favor of the Pension Benefit Guaranty Corporation (“PBGC”), and no “reportable event” (as such term is defined in ERISA) has occurred with respect to any Plan. The Borrower has not incurred any “accumulated funding deficiency” within the meaning of ERISA or any liability to the PBGC in connection with any Plan. The Borrower has no withdrawal or other liability (absolute, contingent or otherwise) with respect to any multi-employer plan as defined by Section 3(37) of ERISA. Since September 2, 1974, the Borrower has complied in all material respects with all provisions of ERISA and with all provisions of each Plan.

     2.17     Licenses, etc. The Borrower has obtained and now holds all licenses, permits, franchises, patents, trademarks, copyrights and trade names which are necessary to the conduct of the business of the Borrower as now conducted, free of any conflict with the rights of any other person, except as could not have a Material Adverse Effect.

     2.18     Labor Matters. The Borrower is not subject to any collective bargaining agreements or any agreements, contracts, decrees or orders requiring the Borrower to recognize, deal with or employ any persons organized as a collective bargaining unit or other form of organized labor. There are no strikes or other material labor disputes pending or threatened against the Borrower. The Borrower has complied in all material respects with the Fair Labor Standards Act.

     2.19     Margin Stock. The Borrower is not engaged principally or as one of its activities in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” (as each such term is defined or used, directly or indirectly, in Regulation U of the Board of Governors of the Federal Reserve System). No part of the proceeds of any Advance will be used for purchasing or carrying margin stock or for any purpose which violates, or which would be inconsistent with, the provisions of Regulation T, U or X of such Board of Governors.

     2.20     Government Regulation. The Borrower has satisfied the requirements to be qualified as a Business Development Company and a Regulated Investment Company and the Borrower is not, nor after giving effect to any Advance will be, subject to regulation under the Public Utility Holding Company Act of 1935 or the Interstate Commerce Act, each as amended, or any other applicable law which limits its ability to incur or consummate the transactions contemplated hereby.

     2.21     Environmental Matters. Except for conditions which could not reasonably be expected to result in liabilities in excess of $100,000 in the aggregate:

               (a)     The properties owned, leased or operated by the Borrower now or in the past do not contain, and to its knowledge have not previously contained, any Hazardous Materials in amounts or concentrations which (A) constitute or constituted a violation of applicable Environmental Laws or (B) could reasonably be expected to give rise to liability under applicable Environmental Laws;

               (b)     The Borrower’s properties and operations are in compliance, and have been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about such properties or such operations which could reasonably be expected to interfere with the continued operation of such properties or impair the fair salable value thereof,

               (c)     The Borrower has not received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters, Hazardous Materials, or compliance with Environmental Laws, nor does the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened;

               (d)     Hazardous Materials have not been transported or disposed of to or from the properties owned, leased or operated by the Borrower in violation of, or in a manner or to a location which could give rise to liability under, Environmental Laws, nor have any Hazardous Materials been generated, treated, stored or disposed of at, on or under any of such properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Laws;

               (e)     No judicial proceedings or governmental or administrative action is pending, or, to the knowledge of the Borrower, threatened, under any Environmental Law to which Borrower is or will be named as a potentially responsible party with respect to such properties or operations conducted in connection therewith, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Borrower, and to the knowledge of the Borrower or such operations; and

               (f)     There has been no release, or to the knowledge of the Borrower, threat of release, of Hazardous Materials at or from properties owned, leased or operated by the Borrower, now or in the past, in violation of or in amounts or in a manner that could reasonably be expected to give rise to liability under Environmental Laws.

     2.22     Accuracy of Information. No information, exhibit, report, statement, certificate or document furnished by the Borrower or any other person to the Bank in connection with the Loan, this Agreement or the other Financing Documents or the negotiation thereof contains any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained herein or therein not misleading.

     2.23     Purpose of Loan. The proceeds of the Loan shall be used by the Borrower only for the purposes permitted under Section 3.19.

     2.24     Intellectual Property Matters. The Borrower owns or possesses all material rights to use all franchises, licenses, copyrights, copyright applications, patents, patent rights or licenses, patent applications, trademarks, trademark rights, service mark, service mark rights, trade names, trade name rights, copyrights and rights with respect to the foregoing which are required to conduct its business (collectively, “Intellectual Property”). No event has occurred and is continuing which permits, or after notice or lapse of time or both would permit, the revocation or termination of any such rights, and the Borrower is not liable in amounts exceeding $100,000 in the aggregate to any Person for infringement under applicable law with respect to any such rights as a result of its business operations.

     2.25     The Eligible Loans. The originals of the Eligible Loan Documents and Certificates specified as Collateral on each Advance Request are true, correct and complete; (b) all signatures, names, addresses, amounts and other statements and facts contained in the Eligible Loan Documents specified as Collateral on each Advance Request are true, accurate and complete; (c) the Eligible Loan Documents specified as Collateral on each Advance Request constitute the legal, valid and binding obligation of the parties thereto, enforceable in accordance with the terms thereof; (d) the Eligible Loan Documents specified as Collateral on each Advance Request and the transactions evidenced thereby conform to all applicable laws and regulations, and constitute a valid, perfected first priority security interest in the Collateral thereunder; (e) the Eligible Loan Documents specified as Collateral on each Advance Request are free from all defenses, setoffs and counterclaims; (f) there are no agreements or understandings with respect to the Eligible Loans, verbal or written, between the Borrower and the borrowers of Eligible Loans other than those specified as Collateral on each applicable Advance Request delivered in connection with an Eligible Loan; (g) to Borrower’s knowledge, no default or event which, with the passage of time or the giving of notice, or both, would become a default under any Eligible Loan specified as Collateral on an Advance Request, has occurred; (h) except as set forth on Schedule 2.25 attached hereto, no Eligible Loans have been prepaid and no deposits have been made by the Eligible Loan Obligors thereunder except for prepayments of up to three months by Eligible Loan Obligors in the ordinary course of Borrower’s business; and (i) as of the date on which an Advance is made with respect to any Eligible Loan, the principal and interest then outstanding will be due and payable in accordance with the terms of the Eligible Loan Documents specified as Collateral on the applicable Advance Request.

SECTION 3. AFFIRMATIVE COVENANTS.

     The Borrower covenants and agrees with the Bank that so long as any of the Obligations (or commitments therefor) shall be outstanding, the Borrower shall:

     3.1     Payment of Obligations. Punctually pay when due the principal of and interest on the Loan and the other Obligations, at the times and places, in the manner and in accordance with the terms of this Agreement and the other Financing Documents.

     3.2     Financial Statements and Other Reports. Maintain at all times a system of accounting established and administered in accordance with sound business practices, and will deliver, or cause to be delivered, to the Bank (a) as soon as available but in no event more than forty-five (45) days after the end of each month in each fiscal year of the Borrower, the balance sheet of the Borrower as of the end of such month and the related statements of income and retained earnings for such month internally prepared and in form and content satisfactory to the Bank, (b) as soon as available, but in no event more than one hundred twenty (120) days after the end of each fiscal year of the Borrower, the balance sheet of the Borrower as of the end of such year and the related statements of income, retained earnings and cash flows for such year certified by independent certified public accountants selected by the Borrower and satisfactory to the Bank, (c) concurrently with the delivery of the financial statements described in clause (a) above, a certificate of a Responsible Officer setting forth the computations in reasonable detail and satisfactory to the Bank demonstrating compliance with the covenants contained in Section 4.1 hereof for the fiscal quarter to which such financial statements relate, (d) within fifteen (15) days after the end of each month (and at any other time upon request by the Bank), (i) a Borrowing Base Certificate, (ii) an accounts receivable aging report with respect to all of the

Borrower’s accounts receivable, and (iii) a contractual and recency aging for the Loan Receivables of Eligible Loans for which an Advance was provided, in each case certified by a Responsible Officer, (e) at such reasonable intervals as the Bank may require, such assignments, schedules, statements, reports, certifications, records and other documents with respect to the Collateral in such form and detail satisfactory to the Bank, (f) upon the request of the Bank, a copy of the most recently filed annual report for each Plan, and (g) promptly upon request of the Bank such other information, reports or documents respecting the business, properties, operation or financial condition of the Borrower as the Bank may at any time and from time to time reasonably request.

     3.3     Conduct of Business and Maintenance of Existence. Continue to engage in business of the same general type as now being conducted by the Borrower, preserve and maintain its separate corporate existence and all rights, franchises, licenses and privileges necessary to the conduct of its business, and qualify and remain qualified as a foreign corporation and authorized to do business in each jurisdiction where the nature and scope of its activities require it to so qualify under applicable law except where the failure to so qualify could not have a Material Adverse Effect. Continue at all times to satisfy the requirements necessary to be qualified as a Business Development Company and a Regulated Investment Company.

     3.4     Compliance with Laws. Observe and remain in compliance with all laws, rules, regulations and decrees to which the Borrower may be subject, a violation of which could have a Material Adverse Effect.

     3.5     Payment of Liabilities and Taxes. Pay, when due, all of its indebtedness and liabilities, and pay and discharge promptly all taxes, assessments and governmental charges and levies (including, without limitation, FICA payments and withholding taxes) upon the Borrower or upon the Borrower’s income, profits or property (including, without limitation, the Collateral), except to the extent the amount or validity thereof is contested in good faith by appropriate proceedings so long as adequate reserves have been set aside therefor.

     3.6     Contractual Obligations. Comply in all respects with each term, condition and provision of all leases, agreements and other instruments entered into in the conduct of its business; provided that the Borrower may contest any such lease, agreement or other instrument in good faith through applicable proceedings so long as adequate reserves are maintained in accordance with GAAP.

     3.7     Maintenance of Properties. Do all things necessary, and cause each Eligible Loan Obligor to do all things necessary, to perform, observe and comply, to maintain, preserve, protect and keep its properties in good repair, working order and condition, and make all necessary and proper repairs, renewals and replacements so that the Borrower’s business may be properly conducted at all times, unless the failure to do so could not have a Material Adverse Effect. The Borrower shall promptly notify the Bank of any event causing deterioration, loss or depreciation in value of any substantial portion of the Collateral and the amount of such loss or depreciation. The Borrower shall perform, observe, and comply, and cause each Eligible Loan Obligor to do all things necessary, to perform, observe and comply, with all of the terms and provisions to be performed, observed or complied with by it under the Eligible Loan Documents specified as Collateral on each Advance Request, and each other contract, agreement or obligation relating to the Collateral. The Bank shall have no duty to, and the Borrower hereby releases the Bank from all claims for loss or damage caused by the failure of the Bank to, collect, protect, preserve or enforce any of the Collateral or preserve rights against account debtors and prior parties to the Collateral, except as may be caused by the Bank’s willful misconduct or gross negligence.

     3.8     Insurance.

               (a)     Maintain with financially sound, well rated and reputable insurance companies insurance in such amounts and covering such risks as is consistent with sound business practice, and in any event as is ordinarily and customarily carried by companies similarly situated and in the same or similar businesses as the Borrower. The Borrower will pay, when due, all premiums on such insurance and will furnish to the Bank, upon request, evidence of payment of such premiums and other information as to the insurance carried by the Borrower.

               (b)     In addition, the Borrower will use its best efforts to cause (either by its own actions or by enforcing the obligations of the borrowers of Eligible Loans) each Eligible Loan Obligor of an Eligible Loan for which an Advance has been provided to insure the Collateral securing such Eligible Loan and to list Borrower as additional loss payee as its interests may appear with not less than 30 days prior notice of cancellation or change on each such policy.

               (c)     After the occurrence of any Default hereunder, each policy of such insurance covering the Collateral shall contain a provision or endorsement satisfactory to the Bank naming the Bank as loss payee or mortgagee and providing that (A) such policy may not be cancelled or altered without at least thirty (30) days’ prior written notice to the Bank, and (B) no act or default of the Borrower or any other person shall affect the right of the Bank to recover under such policy. The Borrower hereby irrevocably (x) assigns and grants to the Bank a security interest in any and all proceeds of each such insurance policy covering the Collateral, (y) directs each insurance company to pay all such proceeds directly to the Bank, and (z) constitutes and appoints the Bank (and all officers, employees or agents designated by the Bank) as the Borrower’s true and lawful attorney-in-fact (coupled with an interest) with authority and power on behalf of the Borrower to make, adjust, settle or compromise all claims under each such insurance policy, to collect and receive all proceeds payable under each such insurance policy and to endorse any check, draft or instrument for such proceeds. Notwithstanding the foregoing, so long as no Event of Default or Default has occurred and is continuing, the Bank may elect not to adjust any such claim, in which case the Borrower will adjust such claim, or, if the Bank elects to adjust such claim, it will not settle or compromise the same without the Borrower’s prior approval, which shall not be unreasonably withheld. Until such time as an Event of Default or Default has occurred and is continuing, the Bank and the Borrower will mutually agree upon a reasonable application of the net proceeds of any such insurance to replace or restore the damaged or destroyed Collateral or to the payment of the Obligations, whether matured or unmatured, but, if the Bank and the Borrower cannot agree upon a reasonable application of such net proceeds within fifteen (15) days of receipt thereof, such proceeds shall be applied as determined by the Bank in its sole discretion. If an Event of Default or Default has occurred and is continuing, the net proceeds of any such insurance shall be applied, as the Bank shall determine in its sole discretion, to replace or restore the damaged or destroyed Collateral, in a manner and on terms satisfactory to the Bank, or to payment of the Obligations (whether matured or unmatured) in such manner and at such times as the Bank may determine in its sole discretion.

     3.9     Inspection. Permit the Bank, by its representatives and agents, at the expense of the Borrower, to inspect any of the properties, books and financial records of the Borrower, to examine and make copies of the books of accounts and other financial records of the Borrower, and to discuss the affairs, finances and accounts of the Borrower with, and to be advised as to the same by, the Borrower (or its representatives) at such reasonable times and intervals as the Bank may designate. In connection with the foregoing, the Bank and its representatives and agents, at the expense of the Borrower, shall have the right to conduct a field audit and (a) enter any business premises of the Borrower or any other premises where the Collateral and the records relating thereto may be located and to audit, appraise, examine and inspect the Collateral and all records related thereto and to make extracts therefrom and copies thereof, and (b) verify under reasonable procedures the validity, amount, quality, quantity, value and condition of, and any other matter relating to, the Collateral, including contacting account debtors or any person possessing any of the Collateral (each a “Field Audit”) Field Audits will be conducted annually; provided, however, that if a Default or an Event of Default has occurred, and is continuing, the Bank shall have the right, in its sole discretion, to conduct Field Audits quarterly. An independent certified public accounting firm, acceptable to the Bank, will perform each such Field Audit.

     3.10     Collection of Loan Receivables. Collect the Loan Receivables relating to Eligible Loans only in the ordinary course of business, and shall not, without the Bank’s prior written consent, compromise or adjust the amount of any Loan Receivable or extend the time for payment of any Loan Receivable that, as the result of any such compromises or adjustments, would cause the Eligible Loan to which such Loan Receivable relates to fail to satisfy the criteria set forth herein for an Eligible Loan.

     3.11     Loan Undertakings. Without the prior written consent of the Bank, the Borrower shall not consent to, approve or otherwise acquiesce in any modification of the terms of the Eligible Loans, except such amendments that would not cause an Eligible Loan to fail to satisfy the criteria set forth herein for an Eligible Loan, or waive any term or condition of the Eligible Loans, or take any action whatsoever with respect to the Eligible Loans (other than collection of the Loan Receivables or exercising rights with respect to Pledged Securities in accordance with the provisions of Sections 3.10 and 3.14(a) hereof).

     3.12     Accounting Methods and Financial Records. Maintain a system of accounting, and keep such books, records and accounts (which shall be true and complete in all material respects) as may be required or as may be necessary to permit the preparation of financial statements in accordance with GAAP and in compliance with the regulations of any governmental authority having jurisdiction over it or any of its properties.

     3.13     Further Assurances. Defend the interest of the Borrower to the Collateral and the security interest and lien thereon of the Bank against all persons and against all security interests and liens on the Collateral adverse to those of the Bank. The Borrower will, from time to time, at the expense of the Borrower, execute, deliver, acknowledge and cause to be duly filed, recorded or registered any statement, assignment, instrument, paper, agreement or other document and take any other action that from time to time may be necessary or desirable, or that the Bank may reasonably request, in order to create, preserve, continue, perfect, confirm or validate the security interest and lien of the Bank on the Collateral or to enable the Bank to obtain the full benefits of this Agreement or to exercise and enforce any of its rights, powers and remedies hereunder or under applicable laws. The Borrower shall pay all costs of, and incidental to, the filing, recording or registration of any such document as well as any recordation, transfer or other tax required to be paid in connection with any such filing, recordation or registration. The Borrower hereby covenants to save harmless and indemnify the Bank from and against any liability resulting from the failure to pay any required documentary stamps, recordation and transfer taxes and recording costs incurred by the Bank in connection with this Agreement or the Collateral which covenant shall survive the termination of this Agreement and the payment of all other Obligations. If, in the reasonable opinion of the Bank, any Collateral is or may become a part of any real estate owned or leased by the Borrower or any Eligible Loan Obligor, the Borrower will or will use its best efforts to cause such Eligible Loan Obligor’s landlord, upon the request of the Bank, to furnish to the Bank in form and content satisfactory to the Bank, a landlord’s waiver by the record owner of such real estate and a mortgagee’s waiver by any person who has a security interest or lien on such real estate which is or may be superior to the security interest and lien of the Bank on such Collateral. In the event Borrower takes any further action beyond the filing of a UCC financing statement to perfect its security interest in the assets purchased with the proceeds of an Eligible Loan, Borrower agrees promptly to assign to Bank any such other action to perfect in form and substance satisfactory to Bank.

     3.14     Environmental Laws. In addition to and without limiting the generality of Section 3.4, (a) comply in all material respects with, and ensure such compliance by all tenants and subtenants with all applicable Environmental Laws and obtain and comply with and maintain, and ensure that all tenants and subtenants, if any, obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, (b) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws, and promptly comply in all material respects with all lawful orders and directives of any governmental authority regarding Environmental Laws, and (c) defend, indemnify and hold harmless, and cause each Eligible Loan Obligor to defend, indemnify and hold harmless the Bank, its Affiliates, employees, agents, officers and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the presence of Hazardous Materials, or the violation of, noncompliance with or liability under any Environmental Laws applicable to the operations of the Borrower or any orders, requirements or demands of governmental authorities related thereto, including, without limitation, reasonable attorneys’ and consultants’ fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing directly result from the gross negligence or willful misconduct of the party seeking indemnification therefor.

     3.15     Compliance with ERISA. In addition to and without limiting the generality of Section 3.4, (a) comply with all applicable provisions of ERISA and the regulations and published interpretations thereunder with respect to all Plans, (b) not take any action or fail to take action the result of which could be a liability to the PBGC or to a Plan, (c) not participate in any prohibited transaction that could result in any civil penalty under ERISA or tax under the Code, (d) operate each Plan in such a manner that will not incur any tax liability under Section 4980B of the Code or any liability to any qualified beneficiary as defined in Section 4980B of the Code and (e) furnish to the Bank upon the Bank’s request such additional information about any Plan as may be reasonably requested by the Bank.

     3.16     Notice. Promptly give written notice to the Bank (a) of the occurrence of any Default or any event, development or circumstance which could have a Material Adverse Effect, (b) of any litigation instituted or threatened against the Borrower or any judgment against the Borrower where claims against the Borrower exceed $100,000 and are not covered in full by insurance, (c) of any notice of a claim against or investigation of the Borrower or any of the Borrower’s properties with respect to any applicable Federal, state or local environmental, health or safety laws, statutes, rules or regulations, (d) of the occurrence of any “reportable event” within the meaning of ERISA or any assertion of liability of the Borrower by the PBGC, (e) thirty (30) days prior to any contemplated change in the name or address of the Borrower, and (f) of the occurrence of any default under an Eligible Loan or of a casualty with respect to any of the Collateral under an Eligible Loan.

     3.17     Collections.

               (a)     Until the Borrower’s authority to do so is terminated by the Bank pursuant to subsection (b) below, enforce and collect at the Borrower’s cost and expense in accordance with the collection practices customary in the Borrower’s business payment of all amounts due and payable on or in respect of Loan Receivables relating to Eligible Loans specified as collateral on the written request by Borrower for the Loan on the Bank’s behalf and for the Bank’s account as the Bank’s property in trust for the Bank, and use the proceeds of all such payments for the Borrower’s general business purposes so long as such use is not inconsistent with the provisions of this Agreement.

               (b)     At any time after a Default, the Bank may terminate the authority given to the Borrower in subsection (a) above whereupon (i) the Bank shall have the right to send to the borrowers of Eligible Loans for which an Advance has been made, the Notices of Assignment executed and delivered by the Borrower concurrently herewith to be held by the Bank hereunder, or otherwise to notify and direct, and/or require the Borrower to notify and direct, all account debtors to make all payments on or in respect of Loan Receivables relating to Eligible Loans directly to the Bank for deposit into a special banking account maintained by the Bank over which the Bank has exclusive dominion, control and power of access and withdrawal (the “Collection Account”), (ii) unless otherwise agreed by the Bank, any cash, checks, drafts, money orders, instruments or other remittances on or with respect to Loan Receivables relating to Eligible Loans received by the Borrower shall be delivered to the Bank within one (1) day of receipt thereof by the Borrower for deposit to the Collection Account in precisely the form in which received, except for the addition thereto of the endorsement of the Borrower where required for collection of any checks, drafts, money orders, instruments or other remittances which endorsement the Borrower agrees to make and with respect thereto the Borrower hereby waives notice of presentment, protest and non-payment, (iii) pending such deposit, the Borrower will not commingle any such cash, checks, drafts, money orders, instruments or other remittances with other funds or property but will hold them separate and apart and in trust for the Bank subject to the security interest and lien of the Bank on the Collateral hereunder, and (iv) the Bank shall have the right at any time and from time to time to apply funds held by it in the Collection Account to the payment of all or any part of the Obligations, whether matured or unmatured, in such order and manner as the Bank may determine in its sole discretion.

     3.18     Use of Proceeds. The Borrower shall use the proceeds of each Advance for the sole purpose of providing Eligible Loans.

     3.19     Eligible Loan Documents. All Eligible Loan Documents that constitute Collateral shall contain representations, warranties and covenants substantially similar to those set forth in this Agreement.

     3.20     Business Checking Account. Establish and maintain an operating account with the Bank.

SECTION 4. NEGATIVE COVENANTS

     The Borrower covenants and agrees with the Bank that so long as any of the Obligations shall be outstanding, the Borrower shall not, directly or indirectly:

     4.1     Financial Covenants. The following financial covenants shall be tested quarterly upon submission of Borrower’s quarterly and annual financial statements pursuant to Section 3.2 hereof:

               (a)     Asset Coverage Ratio. Permit its Asset Coverage Ratio to be less than 200%.

               (b)     Interest Coverage Ratio. Permit its Interest Coverage Ratio to be less than 1.5:1.0.

               (c)     Net Worth. Permit its Net Worth to be less than $40,000,000.

     4.2     Liens. Create, incur, assume or permit to exist any lien, security interest or encumbrance of any nature whatsoever on any of the Collateral, except for any lien or security interest now or hereafter securing all or any part of the Obligations and the interest of the borrowers under the Eligible Loans.

     4.3     Mergers, Acquisitions, Etc. Without the Bank’s prior written consent (which shall not unreasonably be withheld), enter into any merger or consolidation or acquire or purchase all or substantially all of the assets, properties or stock of any other person, except that the Borrower may enter into any merger or consolidation with any other person so long as (a) it is the surviving entity of such merger or consolidation and (ii) immediately after giving effect to such merger or consolidation, no Default or Event of Default will exist immediately or be continuing.

     4.4     Investments. Except in the ordinary course of business and as set forth on Schedule 4.4 attached hereto, purchase, acquire or own any stock, bonds, notes, or securities of, or any partnership interest in, or make any capital contribution to, any other Person, or become a joint venture partner in any joint venture, or repurchase any of its capital stock, or agree, or become liable to do any of the foregoing.

     4.5     Sale of Assets and Liquidation. Sell, lease or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its business, assets or properties, including, without limitation, the Collateral, outside of the ordinary course of business or take any action to liquidate, dissolve or wind up the Borrower or its business.

     4.6     Change of Control. Effect or permit a Change of Control.

     4.7     Change of Business. Enter into any business other than the business as conducted by the Borrower on the date hereof.

     4.8     Change of Name, Location, Etc. (a) Change its legal name, identity or business structure, (b) change the location of its chief executive office or its chief place of business, (c) change the location where it keeps its records concerning the Collateral, (d) change the location of any Collateral under its direct control, or (e) open a new place of business, unless the Borrower shall have given the Bank prior written notice thereof and shall at its cost and expense have executed, delivered, acknowledged, filed, recorded or registered all financing statements and other documents as may be required by the Bank in order to create, perfect, continue, preserve, confirm or validate the security interest and lien of the Bank on the Collateral and its priority; provided, that the Borrower shall not in any event change the location of any Collateral if such change would cause the security interest and lien of the Bank on the Collateral (or the perfection thereof) to lapse, or if required to be perfected prior to such change, to cease to be perfected.

     4.9     Certain Accounting Changes; Organizational Documents. (a) Change its fiscal year end, or make any change in its accounting treatment and reporting practices except as required by GAAP or (b) amend, modify or change its Articles of Incorporation or amend, modify or change its Bylaws (or other similar documents) in any manner adverse in any respect to the rights or interests of the Bank.

     4.10     Amendments. Amend or terminate any of the Eligible Loan Documents specified as Collateral on an Advance Request, except such amendments that would not cause the Eligible Loan to fail to satisfy the criteria set forth herein for an Eligible Loan, or settle or compromise any amounts payable under an Eligible Loan.

     4.11     ERISA. Engage in any “prohibited transaction” (as such term is defined by ERISA), incur any “accumulated funding deficiency” (as such term is defined by ERISA) whether or not waived, or terminate any Plan in a manner which could result in the imposition of a lien on any property of the Borrower pursuant to the provisions of ERISA.

SECTION 5. DEFAULT

     The occurrence of any one or more of the following events shall constitute a default under the provisions of this Agreement, and the term “Default“ shall mean, whenever it is used in this Agreement, any one or more of the following events (and the term “Event of Default“ as used herein means one or more of the following events, whether or not any requirement for the giving of notice, the lapse of time, or both has been satisfied):

     5.1     Payment of Obligations. The failure of the Borrower to pay any of the Obligations as and when due and payable in accordance with the provisions of this Agreement, the Promissory Note and/or any of the other Financing Documents, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

     5.2     Perform, etc. Certain Provisions of this Agreement. The failure of the Borrower to perform, observe or comply with any of the provisions of Sections 3.3, 3.8(a) or (c), 3.10, 3.14 and 3.15 of this Agreement (Affirmative Covenants) or of Section 4 (Negative Covenants) of this Agreement;

     5.3     Perform, etc. Other Provisions of this Agreement. The failure of the Borrower to perform, observe or comply with any of the provisions of this Agreement other than those covered by Sections 5.1 and 5.2 above, and such failure is not cured to the satisfaction of the Bank within a period of thirty (30) days after the date of written notice thereof by the Bank to the Borrower, unless the nature of such failure is such that (a) in the reasonable opinion of the Bank it cannot be cured within the thirty (30) day period, (b) the Borrower institutes corrective action within the thirty (30) day period, (c) the Borrower diligently pursues such action, and (d) such failure is cured to the satisfaction of the Bank within a period of ninety (90) days after the date of such written notice;

     5.4     Representations and Warranties. If any representation and warranty contained herein or any statement or representation made in any certificate or any other information at any time given by or on behalf of the Borrower or furnished in connection with this Agreement or any of the other Financing Documents shall prove to be false, incorrect or misleading in any material respect on the date as of which made, and any such representation or warranty which, in the reasonable opinion of the Bank, is capable of being cured is not cured to the satisfaction of the Bank within thirty (30) days after the date of written notice thereof by the Bank to the Borrower, unless the nature of the same is such that (a) in the reasonable opinion of the Bank it cannot be cured within the thirty (30) day period, (b) the Borrower institutes corrective action, if possible, within the thirty (30) day period, (c) the Borrower diligently pursues such action, and (d) such representation or warranty is cured to the satisfaction of the Bank within a period of ninety (90) days after the date of such written notice;

     5.5     Default under Other Financing Documents. The occurrence of a default (as defined and described therein) under the provisions of any of the other Financing Documents which is not cured within applicable cure periods, if any or the Custodial Agreement ceases to be in full force and effect for any reason unless Bank shall have made alternative custodial arrangements for the Collateral or taken direct possession thereof;

     5.6     Liquidation, Termination, Dissolution, etc. If the Borrower shall liquidate, dissolve or terminate its existence;

     5.7     Default under Other Indebtedness. If the Borrower shall default in any payment of any indebtedness (a) owing to the Bank (other than the Obligations under the Financing Documents), or (b) to any other person or persons for a principal amount in excess of $100,000 in the aggregate, beyond the period of grace, if any, provided in the instrument or agreement under which such indebtedness was created, or default in the observance or performance of any other agreement or condition relating to any such indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur the effect of which default or other event is to cause or to permit the holder or holders of such indebtedness or beneficiary or beneficiaries of such indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice, if required, such indebtedness to become due prior to its stated maturity;

     5.8     Attachment. The issuance of any attachment or garnishment against property or credits of the Borrower serving as Collateral, or the issuance of any attachment or garnishment against any other property or credits of the Borrower for an amount in excess, singly or in the aggregate, of $20,000, which shall not have been vacated, discharged, stayed or bonded pending appeal within ninety (90) days after the issuance thereof;

     5.9     Judgments. One or more judgments or decrees shall be entered against the Borrower involving in the aggregate a liability in excess of $20,000, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within ninety (90) days after the entry thereof;

     5.10     Inability to Pay Debts, etc. If the Borrower shall admit its inability to pay its debts as they mature or shall make any assignment for the benefit of any of its creditors;

     5.11     Bankruptcy. If proceedings in bankruptcy, or for reorganization of the Borrower, or for the readjustment of any of the Borrower’s debts, under the United States Bankruptcy Code (as amended) or any part thereof, or under any other applicable laws, whether state or federal, for the relief of debtors, now or hereafter existing, shall be commenced against or by the Borrower and, except with respect to any such proceedings instituted by the Borrower, shall not be discharged within ninety (90) days of their commencement;

     5.12     Receiver, etc. A receiver or trustee shall be appointed for the Borrower or for any substantial part of the Borrower’s assets, or any proceedings shall be instituted for the dissolution or the full or partial liquidation of the Borrower and, except with respect to any such appointments requested or instituted by the Borrower, such receiver or trustee shall not be discharged within ninety (90) days of his or her appointment, and, except with respect to any such proceedings instituted by the Borrower, such proceedings shall not be discharged within ninety (90) days of their commencement;

     5.13     Financial Condition. The occurrence of any material adverse change or change in the financial condition of the Borrower which in the good faith judgment of the Bank could have a Material Adverse Effect, and any such change is not cured to the satisfaction of the Bank within thirty (30) days after the date of written notice thereof by the Bank to the Borrower;

     5.14     Default; Security Interest. Any Financing Document shall, at any time, cease to be in full force and effect (unless released by the Bank) or shall be declared null and void, or the validity or enforceability thereof shall be contested by the Borrower or the Bank shall not have or shall cease to have valid, perfected security interests in the Collateral, subject to no other liens whatsoever.

     5.15     Change of Control. Any Change of Control shall occur.

     5.16     Insecure. If the Bank in good faith deems itself insecure and provides written notice thereof to Borrower; or

     5.17     Prospect of Payment. If the Bank in good faith determines that the prospect of payment of any of the Obligations is impaired for any reason and provides written notice thereof to Borrower.

SECTION 6. RIGHTS AND REMEDIES

     6.1     Rights and Remedies. If any Default shall occur and be continuing, the Bank may declare the unpaid principal amount of the Promissory Note, together with accrued and unpaid interest thereon, and all other Obligations then outstanding to be immediately due and payable, whereupon the same shall become and be forthwith due and payable by the Borrower to the Bank, without presentment, demand, protest or notice of any kind, all of which are expressly waived by the Borrower; provided, that, in the case of any Default referred to in Sections 5.10, 5.11 or 5.12 above, the unpaid principal amount of the Promissory Note, together with accrued and unpaid interest thereon, and all other Obligations then outstanding shall be automatically and immediately due and payable by the Borrower to the Bank without notice, presentment, demand, protest or other action of any kind, all of which are expressly waived by the Borrower. Upon the occurrence and during the continuation of any Default, then in each and every case, the Bank shall be entitled to exercise in any jurisdiction in which enforcement thereof is sought, the following rights and remedies, in addition to the rights and remedies available to the Bank under the other provisions of this Agreement and the other Financing Documents, the rights and remedies of a secured party under the UCC and all other rights and remedies available to the Bank under applicable law, all such rights and remedies being cumulative and enforceable alternatively, successively or concurrently:

               (a)     The Bank shall have the right to take possession of any Collateral not in its direct possession or the possession of the Custodian for the benefit of the Bank, and for that purpose, so far as the Borrower may give authority therefor or to the extent permitted under applicable laws, to enter upon any premises on which the Collateral or any part thereof may be situated, temporarily exclude the Borrower therefrom only as and to the extent necessary to permit the Bank to take possession of the Collateral (if the Bank has reason to believe that the Borrower has misappropriated funds, committed a fraud or materially misrepresented any representation or warranty made by it herein), and remove therefrom all or any of the Collateral without any liability for suit, action or other proceeding, THE BORROWER IS HEREBY WAIVING ANY AND ALL RIGHTS TO PRIOR NOTICE AND TO JUDICIAL HEARING WITH RESPECT TO REPOSSESSION OF COLLATERAL, and require the Borrower, at the Borrower’s expense, to assemble and deliver all or any of the Collateral to such place or places as the Bank may designate. Notwithstanding anything to the contrary contained above, the Bank acknowledges that any of the terms and provisions of this Agreement granting the Bank the right to take possession of Collateral or books and records with respect thereto relates only to items of Collateral with respect to which a security interest has been granted to the Bank and books and records relating to the Eligible Loans specified as collateral on the written request by Borrower for the Loan, and the Loan Receivables relating to Eligible Loans specified as collateral on all written requests by Borrower for the Loan. The Bank shall not interfere with the books and records, leases and personal property of Borrower which do not constitute or pertain to the Collateral.

               (b)     The Bank shall have the right to operate, manage and control all or any of the Collateral (including use of the Collateral and any other property or assets of the Borrower in order to continue or complete performance of the Borrower’s obligations under any contracts of Borrower), or permit the Collateral or any portion thereof to remain idle or store the same, and collect all rents and revenues therefrom and sell, lease or otherwise dispose of any or all of the Collateral upon such terms and under such conditions as the Bank, in its sole discretion, may determine, and purchase or acquire any of the Collateral at any such sale or other disposition, all to the extent permitted by applicable law. Any purchaser or borrower of any of the Collateral so sold or leased shall hold the property so sold or leased free from any claim or right of the Borrower and the Borrower hereby waives (to the extent permitted by law) all rights of redemption, stay or appraisal with respect thereto. The Bank and the Borrower agree that commercial reasonableness and good faith require the Bank to give to the Borrower no more than ten (10) days’ prior written notice of any public sale or other disposition of the Collateral or of the time after which any private sale or other disposition of the Collateral is to be made.

               (c)     The Bank shall have the right, and the Borrower hereby irrevocably designates and appoints the Bank and its designees as the attorney- in-fact of the Borrower, with power of substitution and with power and authority in the Borrower’s name, the Bank’s name or otherwise and for the use and benefit of the Bank (i) to send to the borrowers with respect to the Eligible Loans specified as collateral on the written request by Borrower for the Loan, the Notices of Assignment executed and delivered by the Borrower to the Bank concurrently herewith, or otherwise to notify account debtors and other persons obligated to make payments or other remittances on or with respect to the Collateral to make such payments and other remittances directly to the Bank, (ii) to demand, collect, sue for, take control of, compromise, settle, change the terms of, release, exchange, substitute, extend, renew or otherwise deal with, the Collateral or any account debtor or other person obligated on or under the Collateral in any manner as the Bank may deem advisable, (iii) to remove from any place of business of the Borrower all records in respect of the Collateral and, at the cost and expense of the Borrower, to make use of any place of business of the Borrower as may be necessary or desirable to administer, control, collect, sell or otherwise dispose of the Collateral, (iv) to receive and endorse the Borrower’s name on any checks, drafts, money orders or other instruments of payment relating to any of the Collateral, (v) to sign and send verifications of Loan Receivables relating to Eligible Loans specified as Collateral on the written request by Borrower for the Loan or other Collateral and sign any proofs of claim or loss, (vi) to commence, prosecute or defend any action, suit or proceeding relating to the Collateral or the collection, enforcement or realization upon the Collateral, (vii) to adjust and compromise any claims under insurance policies relating to the Collateral, and (viii) to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with any or all of the Collateral and to do all other acts and things necessary to carry out this Agreement as though the Bank were absolute owner of the Collateral. This power of attorney, being coupled with an interest, is irrevocable and all acts by the Bank and its designees pursuant thereto are hereby ratified and confirmed by the Borrower. Neither the Bank nor any of its designees shall be liable for any acts of commission or omission, nor for any error of judgment or mistake of fact or law other than acts of actual fraud, willful misconduct or gross negligence. The provisions of this subsection shall not (A) be construed as requiring or obligating the Bank or any designee to take any action authorized hereunder and any action taken or any action not taken hereunder shall not give rise to any liability on the part of the Bank or its designees or to any defense, claim, counterclaim or offset in favor of the Borrower, (B) be construed to mean the Bank has assumed any of the obligations of the Borrower under any instrument or agreement as the Bank shall not be responsible in any way for the performance of the Borrower of any of the provisions thereof, and (C) relieve the Borrower of any of its obligations hereunder or in any way limit the exercise by the Bank of any other or further rights it may have hereunder, under the other Financing Documents, by law or otherwise.

               (d)     The Borrower recognizes that the Bank may be unable to effect, or to do so only after delay which would adversely affect the value that might be realized from the Pledged Securities, a public sale of all or part of the Pledged Securities by reason of certain prohibitions contained in the Securities Act of 1933, as amended, and may be compelled to resort to one or more private sales to a restricted group of purchasers who will be obliged to agree, among other things, to acquire such securities for their own account, for investment and not with a view to the distribution or resale thereof. The Borrower agrees that any such private sale may be at prices and on terms less favorable to the Bank than if sold at public sales, and therefore recognizes and confirms that such private sales shall be deemed to have been made in a commercially reasonable manner. The Borrower agrees that the Bank has no obligation to delay sale of any such securities for the period of time necessary to permit the issuer of such securities to register such securities for public sale under the Securities Act of 1933, as amended.

               (e)     The Bank shall have no obligation to take any steps to preserve the rights of the Borrower in the Pledged Securities against prior parties. The Bank shall have no obligation to sell or otherwise deal with the Pledged Securities, whether or not upon request of the Borrower, if at such time the value of the Pledged Securities, in the opinion of the Bank, is less than the aggregate amount of the indebtedness secured hereby, and such refusal or inaction by the Bank shall not be deemed a breach of any duty which the Bank may have under law to preserve the Pledged Securities.

               (f)     If, in the enforcement of such rights, the Bank shall propose to dispose of all or any portion of the Pledged Securities, the Borrower agrees that ten (10) days prior written notice, sent to the Borrower shall be adequate and reasonable notice.

               (g)     The Borrower waives diligence, presentment, demand, protest and notice of any kind except for any notice expressly provided for herein.

     6.2     Default Rate. Notwithstanding the entry of any decree, order, judgment or other judicial action, upon the occurrence of a Default hereunder, the unpaid principal amount of the Promissory Note and all other monetary Obligations outstanding or becoming outstanding while such Default exists shall bear interest from the date on which the Bank notifies the Borrower of such Default (unless the Bank is legally precluded from providing such notice to the Borrower, then from the date of such Default) until such Default has been cured to the satisfaction of the Bank, at a rate of interest equal at all times to the Base Rate plus three (3) percent per annum (the “Default Rate”), irrespective of whether or not as a result thereof, the Promissory Note or any of the Obligations has been declared due and payable or the maturity thereof accelerated. The Bank shall provide to Borrower written notice that the Default Rate became applicable. The Borrower shall on demand from time to time pay such interest to the Bank and the same shall be a part of the Obligations hereunder.

     6.3     Liens, Set-Off. As security for the payment of the Obligations and the performance of the Financing Documents, the Borrower hereby grants to the Bank a continuing security interest and lien on, in and upon all indebtedness owing to, and all deposits (general or special), credits, balances, monies, securities and other property of, the Borrower and all proceeds thereof, both now and hereafter held or received by, in transit to, or due by, the Bank. In addition to, and without limitation of, any rights of the Bank under applicable laws, if the Borrower becomes insolvent, however evidenced, or any Default occurs, the Bank may at any time and from time to time thereafter, without notice to the Borrower, set-off, hold, segregate, appropriate and apply at any time and from time to time thereafter all such indebtedness, deposits, credits, balances (whether provisional or final and whether or not collected or available), monies, securities and other property toward the payment of all or any part of the Obligations in such order and manner as the Bank in its sole discretion may determine and whether or not the Obligations or any part thereof shall then be due or demand for payment thereof made by the Bank.

     6.4     Enforcement Costs. The Borrower agrees to pay to the Bank on demand (a) all reasonable enforcement costs paid, incurred or advanced by or on behalf of the Bank and (b) interest on such enforcement costs from the date paid, incurred or advanced until paid in full at a per annum rate of interest equal at all times to the Default Rate. As used herein, the term “enforcement costs” shall mean and include collectively all expenses, charges, recordation or other taxes, costs and fees (including attorneys’ fees and expenses) of any nature whatsoever advanced, paid or incurred by or on behalf of the Bank in connection with (1) the collection or enforcement of this Agreement or any of the other Financing Documents, (2) the creation, perfection, maintenance, preservation, defense, protection, realization upon, disposition, collection, sale or enforcement of all or any part of the Collateral, and (3) the exercise by the Bank of any rights or remedies available to it under the provisions of this Agreement, or any of the other Financing Documents. All enforcement costs, with interest as above provided, shall be a part of the Obligations hereunder.

     6.5     Application of Proceeds. Any proceeds of the collection of the Obligations and/or the sale or other disposition of the Collateral will be applied by the Bank to the payment of enforcement costs, and any balance of such proceeds (if any) will be applied by the Bank to the payment of the remaining Obligations (whether then due or not), at such time or times and in such order and manner of application as the Bank may from time to time in its sole discretion determine. If the sale or other disposition of the Collateral fails to satisfy all of the Obligations, the Borrower shall remain liable to the Bank for any deficiency.

     6.6     Remedies, etc. Cumulative. Each right, power and remedy of the Bank as provided for in this Agreement or in the other Financing Documents or now or hereafter existing under applicable laws or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power or remedy provided for in this Agreement or in the other Financing Documents or now or hereafter existing under applicable laws or otherwise, and the exercise or beginning of the exercise by the Bank of any one or more of such rights, powers or remedies shall not preclude the simultaneous or later exercise by the Bank of any or all such other rights, powers or remedies.

     6.7     No Waiver, Etc. No failure or delay by the Bank to insist upon the strict performance of any term, condition, covenant or agreement of this Agreement or of the other Financing Documents, or to exercise any right, power or remedy consequent upon a breach thereof, shall constitute a waiver of any such term, condition, covenant or agreement or of any such breach, or preclude the Bank from exercising any such right, power or remedy at any later time or times. By accepting payment after the due date of any amount payable under this Agreement or under any of the other Financing Documents, the Bank shall not be deemed to waive the right either to require prompt payment when due of all other amounts payable under this Agreement or under any of the other Financing Documents, or to declare a Default for failure to effect such prompt payment of any such other amount. The payment by the Borrower or any other person and the acceptance by the Bank of any amount due and payable under the provisions of this Agreement or the other Financing Documents at any time during which a Default exists shall not in any way or manner be construed as a waiver of such Default by the Bank or preclude the Bank from exercising any right, power or remedy consequent upon such Default.

SECTION 7. MISCELLANEOUS

     7.1     Course of Dealing; Amendment. No course of dealing between the Bank and the Borrower shall be effective to amend, modify or change any provision of this Agreement or the other Financing Documents. The Bank shall have the right at all times to enforce the provisions of this Agreement and the other Financing Documents in strict accordance with the provisions hereof and thereof, notwithstanding any conduct or custom on the part of the Bank in refraining from so doing at any time or times. The failure of the Bank at any time or times to enforce its rights under such provisions, strictly in accordance with the same, shall not be construed as having created a custom in any way or manner contrary to specific provisions of this Agreement or the other Financing Documents or as having in any way or manner modified or waived the same. This Agreement and the other Financing Documents to which the Borrower is a party may not be amended, modified, or changed in any respect except by an agreement in writing signed by the Bank and the Borrower.

     7.2     Waiver of Default. The Bank may, at any time and from time to time, execute and deliver to the Borrower a written instrument waiving, on such terms and conditions as the Bank may specify in such written instrument, any of the requirements of this Agreement or of the other Financing Documents or any Event of Default or Default and its consequences, provided, that any such waiver shall be for such period and subject to such conditions as shall be specified in any such instrument. In the case of any such waiver, the Borrower and the Bank shall be restored to their former positions prior to such Event of Default or Default and shall have the same rights as they had hereunder. No such waiver shall extend to any subsequent or other Event of Default or Default, or impair any right consequent thereto and shall be effective only in the specific instance and for the specific purpose for which given.

     7.3     Notices. All notices, requests and demands to or upon the parties to this Agreement shall be deemed to have been given or made when delivered by hand, or when deposited in the mail, postage prepaid by certified mail, return receipt requested, or, in the case of notice by facsimile transmission, when properly transmitted, addressed as follows or to such other address as may be hereafter designated in writing by one party to the other:

Borrower:	Oxford Finance Corporation
133 North Fairfax Street
Alexandria, Virginia 22314
Attention: Mr. Mike Altenburger
Facsimile: (703) 519-4910

with a copy to:	Sutherland Asbill & Brennan LLP
1275 Pennsylvania Avenue, N.W.
Washington, DC 20004-2415
Attention: Cynthia M. Krus, Esquire
Facsimile: (202) 637-3593

Bank:	National City Bank
One South Broad Street, 13th Floor
1345 Chestnut Street
Philadelphia, Pennsylvania 19107
Attention: Michael Labrum, Senior Vice
President
Facsimile: (267) 256-4001

with a copy to:	Klehr, Harrison, Harvey, Branzburg & Ellers LLP
260 South Broad Street
Philadelphia, Pennsylvania 19102
Attention: Jeffrey O. Greenfield, Esquire
Facsimile: (215) 568-6603

except in cases where it is expressly herein provided that such notice, request or demand is not effective until received by the party to whom it is addressed.

     7.4     Right to Perform. If the Borrower shall fail to make any payment or to otherwise perform, observe or comply with the provisions of this Agreement or any of the other Financing Documents, then and in each such case, the Bank may (but shall be under no obligation whatsoever to) without notice to or demand upon the Borrower remedy any such failure by advancing funds or taking such action as it deems appropriate for the account and at the expense of the Borrower. The advance of any such funds or the taking of any such action by the Bank shall not be deemed or construed to cure a Default or waive performance by the Borrower of any provisions of this Agreement. The Borrower shall pay to the Bank on demand, together with interest thereon from the date advanced or incurred until paid in full at a per annum rate of interest equal at all times to the Default Rate, any such funds so advanced by the Bank and any costs and expenses advanced or incurred by or on behalf of the Bank in taking any such action, all of which shall be a part of the Obligations hereunder.

     7.5     Fee; Costs and Expenses. (a) Concurrently with execution of this Agreement, the Borrower shall pay to the Bank a loan facility fee in the amount of $65,000, which shall include the costs and fees associated with the preparation of this Agreement and the other Financing Documents.

               (a)     The Borrower agrees to pay to the Bank on demand all fees, recordation and other taxes, costs and expenses of whatever kind and nature, including attorneys’ fees and disbursements, which the Bank may incur or which are payable in connection with the administration of the Loan, including, without limitation, the recording or filing of any and all of the Financing Documents and obtaining lien searches, the expense of any inspection made by the Bank with respect to the Borrower and/or the Collateral, and the expense of the Field Audit to be performed by the Bank. All such fees, costs, recordation and other taxes shall be a part of the Obligations hereunder.

     7.6     Consent to Jurisdiction. The Borrower irrevocably (a) consents and submits to the jurisdiction and venue of any state or Federal court sitting in the Commonwealth of Pennsylvania over any suit, action or proceeding arising out of or relating to this Agreement or any of the other Financing Documents, (b) waives, to the fullest extent permitted by law, any objection that the Borrower may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum, and (c) consents to the service of process in any such suit, action or proceeding in any such court by the mailing of copies of such process to the Borrower by certified mail at the Borrower’s address set forth herein for the purpose of giving notice.

     7.7     Assignment and Participations.

               (a)     The Bank may, subject to the consent of the Borrower, which consent shall not be unreasonably withheld, conditioned or delayed, sell, assign or transfer to any person or persons, all or any part of the Obligations or all or any part of the Financing Documents and each such person or persons shall have the right to enforce the provisions of the Financing Documents and any of the Obligations as fully as the Bank, provided that the Bank shall continue to have the unimpaired right to enforce the provisions of the Financing Documents and any of the Obligations as to so much of the Financing Documents and/or the Obligations that it has not sold, assigned or transferred. Additionally, the Bank may sell or grant to any other person or persons participations in all or any part of the Obligations or all or any part of the Financing Documents (provided that such person is not a direct competitor of the Borrower).

               (b)     In connection with and prior to and after any such sale, transfer, assignment or participation, the Bank may disclose and furnish to any prospective or actual purchaser, transferee, assignee or participant, any and all reports, financial statements and other information obtained by the Bank at any time and from time to time in connection with the Obligations, any of the Financing Documents or otherwise. Each of the Bank and the Borrower hereby agrees (for itself and its affiliates) that unless otherwise required by applicable laws, it will maintain the confidentiality of the transaction contemplated hereby and will not disclose, or cause to be disclosed, the same to any person, except (1) to prospective purchasers, transferees, assignees or participants, (2) to its affiliates and its affiliates’ agents, directors, officers, employees, accountants, counsel or other professional advisors that have, in each such case, been instructed or otherwise bound by professional rules of conduct to keep such information confidential, (3) as may be requested pursuant to applicable laws by any governmental authority (including Internal Revenue Service auditors or state taxing and regulatory authorities), (4) to the extent required in connection with the performance by it of its obligations and the exercise by it of its rights under this Agreement and the other Financing Documents, (5) to any nationally recognized rating agency that requires access to information about such person’s investment portfolio, (6) in response to any subpoena or other legal process or in connection with any litigation to which such person is a party (provided that prior notice shall have been provided to the non-disclosing party), (7) to the extent, but only to the extent, that prior to such disclosure, such information is in the public domain or has been provided to such party by a person not a party to this Agreement and the other Financing Documents (other than by reason of a breach by such person of the confidentiality provisions hereof or as expressly contemplated hereby), or (8) with the prior written consent of the other party hereto (which consent shall not be unreasonably withheld).

               (c)     The Borrower will fully cooperate with the Bank in connection with any such assignment and will execute and deliver such consents and acceptances to any such assignment, amendments to this Agreement in order to effect any such assignment (including, without limitation, the appointment of the Bank as agent for itself and all assignees) and a new or a replacement Promissory Note for the Promissory Note in conjunction with any such assignment; provided, that the Borrower’s indebtedness, obligations and liabilities under this Agreement and the other Financing Documents will not be increased by reason of any such assignment.

     7.8     Definitions; Certain Definitional Provisions.

               (a)     As used herein, the following terms shall have the following meanings:

                         (i)     “Affiliate” shall mean any Person which, directly or indirectly, owns or controls, on an aggregate basis, including all beneficial ownership and ownership or control as a trustee, guardian or other fiduciary, at least ten percent (10%) of the outstanding capital stock (or membership interest) having ordinary voting power to elect the Board of Directors (or other governing body) (irrespective of whether, at the time, stock of any other class or classes of such corporation, limited liability company or other entity, shall have or might have voting power by reason of the happenings of any contingency) of the Borrower, or which otherwise controls, is controlled by or is under common control with the Borrower, or any stockholder or member of the Borrower or any Person which controls any stockholder or member of the Borrower. For the purpose of this definition, “control” means the possession, directly or indirectly, of the power to direct or to cause the direction of management and policies, whether through the ownership of voting securities, by contract or otherwise.

                         (ii)     “Asset Coverage Ratio” shall mean, the ratio which the value of total assets, less all liabilities and funded indebtedness not represented by senior securities (all as determined pursuant to the Investment Company Act of 1940, as amended and any orders of the Securities and Exchange Commission issued to Borrower thereunder), bears to the aggregate amount of senior securities representing funded indebtedness of Borrower.

                         (iii)     “Bank’s Costs” means all costs and expenses of any kind paid or incurred by Bank in connection with the preparation, execution, delivery, amendment, modification, restatement, administration or termination of this Agreement or any Financing Document, any transaction contemplated herein or therein, and the preservation, enforcement, defense and protection of Bank’s rights, remedies, obligations and liabilities in any manner concerning this Agreement or any Financing Document, any Security Document, any transaction contemplated herein or therein or any existing or future related agreements, including but not limited to: (a) costs paid to perfect, maintain perfected and preserve the existence and priority of liens with respect to the Collateral; (b) after the occurrence of an Event of Default, all Bank’s internal and external administrative costs and costs incurred with respect to the Collateral and/or enforcing or administering this Agreement or any Financing Document; (c) reasonable attorneys’ fees and other expenses paid or incurred by Bank for any of the foregoing; and wire transfer charges in such amounts as Bank may from time to time establish for such service.

                         (iv)     “Base Rate” means the sum of the Prime Rate plus one and one-half percent (1.50%) per annum.

                         (v)     “Borrowing Base” means that amount which is equal to fifty percent (50%) of the aggregate principal amount outstanding at any time under Eligible Loans.

                         (vi)     “Borrowing Base Certificate” means a fully completed certificate in the form attached hereto as Exhibit D, which mathematical calculations used to determine the Borrowing Base and certified to be true by a Responsible Officer.

                         (vii)     “Business Day” as used herein means any day other than Saturday, Sunday or other day on which commercial banks in the State of Maryland are authorized to close.

                         (viii)     “Business Development Company” shall have the meaning given to such term in Section 1.10(a)(ii)(E).

                         (ix)     “CERCLA” shall mean the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. §9601 et seq., as amended from time to time, including all regulations thereunder and published interpretations thereof and any successor or replacement statute and/or regulations.

                         (x)     “Certificate” shall have the meaning given to such term in Section 1.9.

                         (xi)     “Change of Control” means an event or series of events by which any “person” or “group” (as such terms are defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under such Exchange Act, except that a Person shall be deemed to have “beneficial ownership” of all shares that any such Person has the right to acquire without condition, other than passage of time, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the then outstanding voting capital stock of the Borrower.

                         (xii)     “Closing Date” means the date of this Agreement or, if later, the Business Day upon which the Bank provides the initial Advance to the Borrower hereunder.

                         (xiii)     “Custodial Agreement” means the agreement dated May 2, 2003 between Bank and Riggs Bank, N.A., among other things, appointing Riggs Bank, N.A. as Custodian and agent for Bank’s possession of the Collateral.

                         (xiv)     “Custodian” means Riggs Bank, N.A. or such other person or entity designated by Bank to be its agent for perfection by possession of its security interest in the Collateral.

                         (xv)     “Debt” means the total liabilities of the Borrower which, in accordance with GAAP, would be included on the liability side of a balance sheet.

                         (xvi)     “Default” shall have the meaning given to such term in Section 5.

                         (xvii)     “Eligible Loans” means loans made by Borrower to Eligible Loan Obligors pursuant to those documents or instruments satisfying the following criteria

(collectively the “Eligible Loan Documents”): (1) such documents or instruments are written agreements (collectively, the “Contract”) pursuant to which the Borrower agrees to lend amounts to a third party which is organized under the laws of the United States or any state thereof and which is not an agency or instrumentality of the United States of America or of any state, county, municipality or any department, agency or instrumentality thereof and the equipment, goods or inventory, if any, purchased with the proceeds from the Contract are located in the United States, (2) the initial stated term of the Contract is not more than forty-eight (48) months and has a stated maturity date, (3) the amount of the Advance to be made with respect to such Contract is not less than $500,000, (4) the Contract arose in the ordinary course of the Borrower’s business and the Contract is enforceable against all parties thereto, (5) the amount of periodic installments required to be paid under the remaining term of the documents or instruments shall be sufficient fully to amortize the Advance made with respect to such documents or instruments, (6) no payment of principal or interest is, or other fees and expenses due and owing under the Contract, or has been, past due more than forty-five (45) days, except for fees and expenses disputed in good faith, (7) the Contract shall not be subject to any lien, security interest or prior assignment, (8) all equipment, goods or inventory purchased with the proceeds from the Contract shall have been delivered to the obligor under the Contract and shall be subject to secure the payment obligations under the Contract, (9) the Borrower’s right, title and interest to the Contract, all amounts due and owing thereunder, and the assets securing the payment obligations of any obligor under the Contract is absolute and is lawfully in the Borrower and is subject to no other assignment, claim, lien or security interest except that of the Bank, and the Borrower has the right of assignment thereof and the power to grant the Bank a security interest therein, (10) the Contract is a valid and enforceable Contract, representing an undisputed indebtedness to the Borrower, is not subject to any claim or reduction, counterclaim, set-off, recoupment, or any claim for credits, allowances or adjustments by any party thereto, (11) proceedings in bankruptcy, or for reorganization, or for the readjustment of any of its debts, under the United States Bankruptcy Code (as amended) or any part thereof, or under any other applicable laws, whether state or federal, for the relief of debtors, now or hereafter existing, shall be commenced against or by any obligor under the Contract and there shall not have been a material adverse change in the properties, business, operations, or condition (financial or otherwise) of the any such obligor and no event shall have occurred and no condition shall have arisen that could have a material adverse effect on the properties, business operations, or condition (financial or otherwise) on the ability of any such obligor to perform its obligations under the Contract, (12) the Contract shall not have been modified, amended, restated or otherwise extended such that a default or breach existing prior to such modification, amendment, restatement or extension no longer exists, (13) no obligor under the Contract is an Affiliate of the Borrower, (14) the Contract shall be specified on the applicable Advance Request, and (15) such document or instrument meets all other criteria now or hereafter established (provided that any change in such criteria shall be applied prospectively only and shall not be applicable to those documents or instruments which have previously qualified as Eligible Loans specified as collateral on the written request by Borrower for the Loan) by the Bank in order for a document or instrument to be an Eligible Loan; provided, that any document or instrument which is at any time an Eligible Loan, but which subsequently fails to meet the criteria for an Eligible Loan specified as collateral on the written request by Borrower for the Loan shall immediately cease to be an Eligible Loan.

                         (xviii)     “Eligible Loan Obligor” means any third party obligated to repay to the Borrower as Eligible Loan for which an Advance has been made.

                         (xix)     “Environmental Laws” means any and all federal, foreign, state, provincial and local laws, statutes, ordinances, rules, regulations, permits, licenses, approvals, interpretations and orders of courts or governmental authorities, relating to the protection of human health or the environment, including, but not limited to, CERCLA and all other requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials.

                         (xx)     “ERISA” shall have the meaning given to such term in Section 2.16.

                         (xxi)     “Event of Default” shall have the meaning given to such term in Section 5.

                         (xxii)     “Field Audit” shall have the meaning given to such term in Section 3.9.

                         (xxiii)     “Financing Documents” means collectively and includes this Agreement, the Promissory Note issued pursuant hereto, the Custodial Agreement, and any other instrument, document or agreement both now and hereafter executed, delivered or furnished by the Borrower or any other person (as hereinafter defined) evidencing, securing or in connection with this Agreement or all or any part of the Obligations.

                         (xxiv)     “GAAP” shall have the meaning given to such term in Section 1.10(a)(v)(A).

                         (xxv)     “Hazardous Materials” means any substances or materials (a) which are or become defined as hazardous wastes, hazardous substances, pollutants, contaminants, chemical substances or mixtures or toxic substances under any Environmental Law, (b) which are toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise harmful to human health or the environment and are or become regulated by any governmental authority, (c) the presence of which require investigation or remediation under any Environmental Law or common law, (d) the discharge or emission or release of which requires a permit or license under any Environmental Law or other governmental approval, (e) which are deemed to constitute a nuisance or a trespass which pose a health or safety hazard to Persons or neighboring properties, (f) which consist of underground or aboveground storage tanks, whether empty, filled or partially filled with any substance, or (g) which contain, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or waste, crude oil, nuclear fuel, natural gas or synthetic gas.

                         (xxvi)     “Hedging Agreement” means any agreement with respect to an interest rate swap, collar, cap, floor or a forward rate agreement or other agreement regarding the hedging of interest rate risk exposure executed in connection with hedging the interest rate exposure of the Borrower, and any confirming letter executed pursuant to such hedging agreement, all as amended, restated, supplemented or otherwise modified from time to time.

                         (xxvii)     “Intellectual Property” shall have the meaning given to such term in Section 2.24.

                         (xxviii)     “Interest Rate” means the interest rate applicable to an Advance selected by Borrower pursuant to Section 1.4.

                         (xxix)     “Interest Coverage Ratio” means, for a period, the ratio of (a) the sum of Borrower’s net operating income plus interest expense for such period to (b) interest expense for such period.

                         (xxx)     “LIBOR” means the quotient resulting from dividing (i) the rate per annum at which deposits of Dollars which appears on Telerate Page 3750 at approximately 11:00 A.M. London time, two Business Days prior to the first day of the applicable LIBOR Period for a period equal to the period of such LIBOR Period, by (ii) one (1.00) minus the Reserve Percentage, if any, pertaining to eurocurrency liabilities. If, for any reason, such rate does not appear on Telerate Page 3750, then LIBOR shall be determined by Bank with reference to the arithmetic average of the rate per annum at which Dollars would be offered in the London interbank market by first class banks to Bank at such time. If, and only if, Bank shall be unable or shall otherwise fail to obtain such a rate or Dollar deposits are not obtainable in the London Eurodollar interbank market on reasonable terms, the commencement of such LIBOR Period shall be postponed to the second Business Day after Bank is next able to obtain a fixed rate for such LIBOR Period in Dollar deposits in the London Eurodollar interbank market on reasonable terms, and until such date interest shall be charged at the Base Rate. The LIBOR shall be adjusted automatically on and as of the effective day of any change in the relevant Reserve Percentage. Payee’s determination of the LIBOR shall be conclusive in the absence of manifest error.

                         (xxxi)     “LIBOR Amount” means all or any portion of the outstanding principal balance of the Promissory Note with respect to which Borrower has fixed the rate of interest charged thereon at a rate of interest based on the LIBOR, for a LIBOR Period, in accordance with the terms of this Agreement; provided that no LIBOR Amount may be less than $500,000.00.

                         (xxxii)     “LIBOR Period” means a period of one (1) month, the first of which commences on the funding date of any Advance bearing interest with respect to LIBOR and subsequent ones which commence upon the expiration of the immediately preceding LIBOR Period, except that no LIBOR Period may end after the maturity date of the Eligible Loan funded with the proceeds of such Advance. In the event that a LIBOR Period would otherwise end on a day that is not a Business Day, such LIBOR Period shall be extended to the next following Business Day.

                         (xxxiii)     “Loan Receivables” means the Borrower’s present and future general intangibles, chattel paper, documents, supporting obligations, and instruments (as such terms are defined in the UCC) solely to the extent relating to Eligible Loans, including, without limitation, all present and future rights of the Borrower to payment of monetary obligations owed to the Borrower on account of Eligible Loans, whether due or to become due.

                         (xxxiv)     “Net Worth” means, as of a date, the sum of Borrower’s (a) shareholders’ equity (less the value of treasury stock and debt convertible into Borrower’s capital stock) and (b) cumulative retained earnings, as reflected on Borrower’s balance sheet for such date.

                         (xxxv)     “Notice of Assignment” shall have the meaning given to such term in Section 1.10(b).

                         (xxxvi)     “Obligations” means collectively and includes all present and future indebtedness, liabilities and obligations of any kind and nature whatsoever of the Borrower to the Bank both now existing and hereafter arising under, as a result of, on account of, or in connection with, this Agreement and any and all amendments thereto, restatements thereof, supplements thereto and modifications thereof made at any time and from time to time hereafter, or the other Financing Documents, including, without limitation, future advances, principal, interest, indemnities, fees, late charges, enforcement costs, all obligations with respect to any interest rate swap, collar, cap, floor or forward rate agreement or other agreement regarding the hedging of interest rate risk exposure in connection with hedging the interest rate exposure of Borrower and any confirming letter executed pursuant to such hedging agreement, and other costs and expenses whether direct, contingent, joint, several, matured or unmatured.

                         (xxxvii)     “Pledged Securities” shall have the meaning given to such term in Section 1.9 hereof.

                         (xxxviii)     “Prime Rate” means that rate of interest per annum established by the Bank from time to time as its “prime rate” which may not represent the lowest rate charged by the Bank to other borrowers, or to any class of borrowers, at any time, or from time to time.

                         (xxxix)     “Regulated Investment Company” shall have the meaning given to such term in Section 1.10(a)(ii)(E).

                         (xl)     “Request Day” means a Business Day on which Borrower requests Bank to advise Borrower of the then-current LIBOR with respect to one or more LIBOR Periods.

                         (xli)     “Reserve Percentage” means for any day that maximum percentage (expressed as a decimal), whether or not incurred, which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System, for determining the reserve requirement for a member bank of the Federal Reserve System in Philadelphia with respect to LIBOR “Eurocurrency liabilities” (as such term is defined in Regulation D) (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on the outstanding principal amount of the Advance is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of Bank to United States residents).

                         (xlii)     “Responsible Officer” means any of the following: the chief executive officer, the president or chief financial officer of Borrower or any other officer of Borrower reasonably acceptable to the Bank.

                         (xliii)     “Rule” means and includes any law, rule or regulation binding upon Bank as well as any guideline or similar directive issued by a governmental agency having regulatory jurisdiction over Bank which Bank observes or with which it complies, whether or not such guideline or directive technically has the force of law.

                         (xliv)     “Senior Management” means the chairman of the board of directors, chief executive officer, president and chief financial officer of the Borrower or such other executive officer of the Borrower performing duties similar to those performed by any of the foregoing.

                         (xlv)     “Solvent” means, as to Borrower on a particular date, that Borrower (a) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage and is able to pay its debts as they mature, (b) owns property having a value, both at fair valuation and at present fair salable value, greater than the amount required to pay its probable liabilities (including contingencies), and (c) does not believe that it will incur debts or liabilities beyond its ability to pay such debts or liabilities as they mature.

                         (xlvi)     “UCC” shall mean the Uniform Commercial Code as in effect in any applicable jurisdiction from time to time.

               (b)     The term “person” or “Person” as used in this Agreement means and includes any natural person, individual, company, corporation, partnership, limited liability entity, joint venture, unincorporated association, government or political subdivision or agency thereof, or any other entity of whatever nature. All terms defined in this Agreement shall have such defined meanings when used in any of the other Financing Documents. Accounting terms used in this Agreement shall have the respective meanings given to them under generally accepted accounting principles in effect from time to time in the United States of America. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. As used herein, the singular number shall include the plural, the plural, the singular and the use of the masculine, feminine or neuter gender shall include all genders, as the context may require. Unless otherwise defined herein, all terms used herein which are defined by the UCC shall have the same meanings as assigned to them by the UCC unless and to the extent varied by this Agreement.

     7.9     Entire Agreement; Severability. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior understandings with respect thereto. This Agreement shall not be amended except by an instrument in writing signed by each of the parties. The invalidity, illegality or unenforceability of any provision of this Agreement shall not affect the validity, legality or enforceability of any of the other provisions of this Agreement which shall remain effective.

     7.10     Confession of Judgment. In the event the Bank confesses judgment against Borrower under the Promissory Note, the Bank shall provide prompt notice thereof to Borrower.

     7.11     Survival. All representations, warranties and covenants contained among the provisions of this Agreement shall survive the execution and delivery of this Agreement and all other Financing Documents.

     7.12     Successors and Assigns. The rights and obligations of the Borrower under this Agreement may not be assigned or delegated. This Agreement and all other Financing Documents shall be binding upon and inure to the benefit of the Borrower and the Bank and their respective successors and permitted assigns.

     7.13     Applicable Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE INTERNAL LAWS OF COMMONWEALTH OF PENNSYLVANIA (WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES OF SUCH STATE).

     7.14     Time of Essence. Time is of the essence in connection with all obligations of the Borrower hereunder and under any of the other Financing Documents.

     7.15     Duplicate Originals and Counterparts. This Agreement may be executed in any number of duplicate originals or counterparts, each of such duplicate originals or counterparts shall be deemed to be an original and all taken together shall constitute but one and the same instrument.

     7.16     Headings. Section and subsection headings in this Agreement are included herein for convenience of reference only, shall not constitute a part of this Agreement for any other purpose and shall not be deemed to affect the meaning or construction of any of the provisions hereof.

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     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Master Loan and Security Agreement, under seal, as of the day and year first written above.

OXFORD FINANCE CORPORATION

By: /s/ Michael J. Altenburger (SEAL) Name: Michael J. Altenburger Title: Chief Financial Officer

NATIONAL CITY BANK

By: /s/ Michael J. Labrum (SEAL) Name: Michael J. Labrum Title: Senior Vice President